Exhibit 10.19

Promissory Note

$1,046,000.00 September 17, 2012

FOR VALUE RECEIVED, and intending to be legally bound hereby, Genesis Group Holdings, Inc., a Delaware corporation with a place of business at 2500 N. Military Trail, Suite 275, Boca Raton, Florida 33431 (“Maker”), unconditionally promises to pay to the order of the PETER LEIBOWITZ, GARY MCGUIRE, MARC FREEDMAN and JUSTIN LEIBOWITZ (collectively referred to as “Holder”), the aggregate principal amount of up ONE MILLION FORTY-SIX THOUSAND DOLLARS AND ZERO CENTS ($1,046,000.00), together with interest in arrears from the date hereof on the unpaid principal balance hereunder at the lowest applicable federal rate of interest and any unpaid costs and expenses payable hereunder (including all renewals, extensions, or modifications hereof, the “Note”).

1.     PAYMENT.

1.1   Maker, Holder, ADEX Corporation, a New York corporation and certain of its related entities are contemporaneously herewith, entering into a certain Equity Purchase Agreement, dated as of September 17, 2012 (as the same may be amended, modified, supplemented, restated or amended and restated, the “Purchase Agreement”), pursuant to which Maker, as purchaser, is acquiring from the Holder, as Seller, all of the issued and outstanding shares of capital stock of Adex Corporation, and all outstanding membership interests of ADEX Puerto Rico, LLC, a Puerto Rico limited liability company.  Pursuant to the terms of the Purchase Agreement, Maker is now indebted to Holder on account of certain extensions of credit, financial accommodations and/or certain other obligations arising thereunder.  All amounts due hereunder shall be due and payable on the date which is thirty (30) days from the date of  actual “Closing” and funding of the  transaction contemplated in the Purchase Agreement  (the “Maturity Date”).

1.2   On or after the Maturity Date, if the Note has not been previously satisfied, Holder shall make written demand (the “Demand”) for payment to Maker.  Maker shall pay same from available funds within ten (10) business days of Demand.

1.3   All payments due hereunder shall be made in lawful money of the United States of America.  Payment may be made, without limitation, by means of the transfer of receivables contemplated by Section 2.3(c) of the Purchase Agreement, and any payments made pursuant to such section with respect to the amounts owed that are evidenced by this Note shall reduce the principal amount hereof on a dollar-for-dollar basis.  Payments made pursuant to this note to any of the individuals included within the definition of “Holder” shall be deemed to so be payment to the Holder.  All payments shall be made at such address as Holder shall hereafter give to Maker by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

2.     PREPAYMENT. This Note may be prepaid in full at any time or in part from time to time, together with accrued and unpaid interest, to the date of such prepayment, without premium or penalty.

3.     ATTORNEYS’ FEES AND OTHER COSTS. Maker shall pay all of Holder’s reasonable expenses incurred (i) to prepare and negotiate this Note and all related documents, instruments and agreements and (ii) to enforce or collect any of the obligations, including, without limitation in any such case, reasonable attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration or administrative proceeding, or in any appellate or bankruptcy proceeding. Holder shall have the right and is authorized to deduct from the original disbursement hereunder the amount of the expenses referred to in subsection (i) of this Section 3.

4.     NO USURY. Holder and Maker intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts called for under this Note, then it is Maker’s and Holder’s express intention that such excess amount shall be immediately credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Holder to Maker), and the provisions hereof shall be immediately reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for under this Note. Any such crediting or refund shall not cure or waive any default by Maker under this Note.

5.     DEFAULT. Maker shall be in default under this Note upon the occurrence of any of the following events (each, an “Event of Default”):

5.1   Failure to make any payment required under this Note within ten (10) business days1 of the indicated date or on the due date thereof, as the case may be; or

5.2   Any default or event of default occurs under any document, instrument or agreement between Maker and Holder or any affiliate, successor or assigns of any such party; or

5.3   Maker (i) applies for or consents to the appointment of a receiver, trustee or liquidator, (ii) files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, (iii) makes an assignment or arrangement for the benefit of creditors, (iv) files a petition or an answer seeking a reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, (iv) performs any other act of bankruptcy, or (v) files an answer admitting the material allegations of a petition filed against Maker in any bankruptcy, reorganization or insolvency proceeding; or

5.4   Entry of an order, judgment or decree by any court of competent jurisdiction adjudicating Maker a judgment debtor or declaring Maker insolvent or approving a receiver, trustee or liquidator of Maker or of all or a substantial part of its assets, or otherwise commences with respect to Maker or any of her assets any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or like law or statute, and if such order, judgment, decree or proceeding continues unstayed for any period of thirty (30) consecutive days after the expiration of any stay thereof.

1 Note: conforming to payment terms of Section 1.2.

6.     REMEDIES. Upon the occurrence of an Event of Default, Holder may at any time thereafter, take any one or more of the following actions:

6.1   Acceleration. Upon the happening of any Event of Default, the entire amount of fees, principal, and any other sums due under this Note (collectively, the “Obligations”) shall become due and payable immediately and the rate of interest on the unpaid principal balance of the Note shall be at the rate of Eighteen percent (18%) per annum (the “Default Rate”). Maker acknowledges that: (i) such interest is a material inducement to Holder to make the Note; (ii) Holder would not have made the Note in the absence of the agreement of the Maker to pay such interest; (iii) such interest represents compensation for increased risk to Holder that the Note will not be repaid; and (iv) such interest is not a penalty and represents a reasonable estimate of (a) the cost to Holder in allocating its resources (both personnel and financial) to the on-going review, monitoring, administration and collection of the Note and (b) compensation to Holder for losses that are difficult to ascertain.

6.2   All remedies of Holder provided for herein are cumulative and shall be in addition to all other rights or remedies available at law or equity.

6.3   Holder does not give up its rights upon an Event of Default as a result of any delay in declaring or failing to declare a default or an Event of Default.

6.4   File a lawsuit to enforce the Obligations due under this Note.

7.     WAIVERS AND AMENDMENTS.

7.1   Holder is not required to obtain an official certificate of non-payment.

7.2   No waivers, amendments or modifications of this Note shall be valid unless in writing and signed by an authorized representative of Holder. No waiver by Holder of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion. Neither the failure nor any delay on the part of Holder in exercising any right, power or remedy under this Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.3   Maker agrees that Holder may extend, modify or renew this Note or make a novation of the indebtedness evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to Maker or any person liable under this Note, all without notice to or consent of Maker or any person liable under this Note and without affecting the liability of Maker or any person who may be liable under this Note.

8.     NOTICES.

8.1   Any report, demand, notice or other communication required or permitted to be given hereunder (other than service of process) shall be in writing, and shall be delivered personally, shall be delivered by a recognized overnight national carrier service (such as Federal Express) for next business day delivery, or shall be sent by certified or registered mail, return receipt requested, first-class postage prepaid to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

To Holder:	Marc Freedman
__________

__________

To Maker:	Genesis Group Holdings, Inc.
Attn: Lawrence Sands
Senior Vice President and Corporate Secretary
2500 N. Military Trail, Suite 275
Boca Raton, Florida 33431

8.2   Any notice delivered to a party’s designated address by (a) personal delivery, (b) recognized overnight national courier service, or (c) registered or certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party’s designated address. Confirmation by the courier delivering any notice given pursuant to this Section shall be conclusive evidence of receipt of such notice. Each party hereby agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by any other party and that any notice rejected or refused by it shall be deemed for all purposes of this Note to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. Any notice given by an attorney on behalf of a party or a party shall be effective for all purposes.

9.     GOVERNING LAW. This Note shall be governed, interpreted, and enforceable in accordance with the laws of the State of New York without regard to conflicts of law principles. The invalidity, illegality or unenforceability of any provision of this Note shall not affect or impair the validity, legality or enforceability of the remainder of this Note, and to this end, the provisions of this Note are declared to be severable.

10.   ACTIONS INVOLVING THIS NOTE. If this Note is referred to any attorney for collection, the Maker agrees to pay all costs of collection, including court costs and reasonable attorneys’ fees. THE MAKER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS NOTE, THE EMPLOYMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER.

11.   JURISDICTION. The Maker hereby unconditionally and irrevocably agrees:

11.1   to be subject to the jurisdiction of the courts of the State of New York and any federal courts sitting in New York in connection with any action, suit or proceeding under or relating to, or to enforce any of the provisions of, this Note; and

11.2   to waive, to the extent permitted by law, any right to obtain a change in venue from any such court in any such action, suit or proceeding.

11.3   Service of process may be made by registered or certified mail, postage prepaid, to Maker’s address set forth above, however, nothing in the paragraph shall affect Holder’s right to serve the process in any manner permitted by paw, or limit Holder’s right to bring proceedings against Maker in the Courts of any other jurisdiction.

11.4   The provisions of this Section shall not limit or otherwise affect the right of Holder to institute and conduct an action in any other appropriate manner, jurisdiction or court.

12.   MATERIAL ASPECTS OF THIS NOTE.

12.1   MAKER ACKNOWLEDGES AND AGREES THAT SECTIONS 7 (“WAIVERS AND AMENDMENTS”), 10 (“ACTIONS INVOLVING THIS NOTE”) AND 11 (“JURISDICTION”) ABOVE ARE SPECIFIC AND MATERIAL ASPECTS OF THIS NOTE AND THAT HOLDER WOULD NOT EXTEND CREDIT TO MAKER IF THE WAIVERS SET FORTH IN SECTIONS 7, 10 AND 11 WERE NOT A PART OF THIS NOTE.

13.   MISCELLANEOUS.

13.1   Assignment. This Note shall inure to the benefit of and be binding upon Maker and Holder and their respective heirs, legal representatives, successors and assigns. Holder’s interest in and rights under this Note are freely assignable, in whole or in part, by Holder. Maker shall not assign its rights and interest hereunder without the prior written consent of Holder, and any attempt by any Maker to assign without Holder’s prior written consent is null and void. Any assignment shall not release Maker from the Obligations.

13.2   Severability. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

13.3   Plural; Captions. All references in this Note to Maker, Holder, person, document or other nouns of reference mean both the singular and the plural form, as the case may be. The subheadings contained in this Note are inserted for convenience only and shall not affect the meaning or interpretation of the Note.

13.4   Note Binding On Maker And Its Successors. All Obligations under this Note are the unconditional obligations of Maker and all who succeed to its rights and interests. Maker, by execution of, and Holder, by acceptance of, this Note agree that each party is bound to all terms and provisions of this Note.

13.5   Entirety. This Note embodies the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

13.6   Business Purpose. Maker represents that the amount evidenced by this Note is being obtained for business purposes.

13.7   Rights Cumulative. The rights and remedies of Holder under this Note and the Agreement shall be cumulative and concurrent and at the sole discretion of Holder may be pursued singly, successively, or together and exercised as often as Holder shall desire. Time is of the essence under this Note. The failure of Holder to exercise any such right or remedy shall in no event be construed an a waiver of release thereof.

13.8   If any payment hereunder shall be specified to be made on a Saturday, Sunday or other day on which banks in New York are not authorized to be open for business, it shall be considered timely if made on the next succeeding day which is a business day, and no additional interest shall accrue for such delay.

IN WITNESS WHEREOF, Maker has executed and delivered to Holder this Note, as of the day and year written below.

MAKER: Genesis Group Holdings, Inc.

By:	/s/ Lawrence M. Sands
Name:	Lawrence M. Sands
Title:	Senior Vice President

Dated: September 17, 2012